SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
 			Exchange Act of 1934
			(Amendment No.  )

Filed by the Registrant [x]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[]	Preliminary Proxy Statement
[]	Confidential, for Use of the Commission Only (as
	permitted by Rule 14a-6(e)(2))
[x]	Definitive Proxy Statement
[]	Definitive Additional Materials
[]	Soliciting Material Pursuant to Section 240.14a-11(c)
	or Section 240.14a-12

The Hartford Steam Boiler Inspection and Insurance Company
     (Name of Registrant as Specified In Its Charter)

----------------------------------------------------------
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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[]	Fee paid previously with preliminary materials.

[]	Check box if any part of the fee is offset as
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    		NOTICE OF ANNUAL MEETING

February 27, 1996

TO THE STOCKHOLDERS:

	Notice is hereby given that the Annual Meeting of Stockholders of The Hartford Steam Boiler Inspection and
Insurance Company will be held on Tuesday, April 16, 1996, at 2:00 o'clock P.M., at the office of the Company, One
State Street, Hartford, Connecticut, for the following purposes:

	1.  To elect four directors for three-year terms;

	2. To appoint independent public accountants for the ensuing year;

	3.  To consider and act upon a stockholder proposal;
		and

	4. To transact any other business proper to come before the meeting.

	A proxy statement to assist you in the consideration of the foregoing matters is attached.

	The Board of Directors has fixed February 6, 1996, at
4:00 o'clock P.M., as the record date and time for the determination of the stockholders entitled to notice of and to vote at said Annual Meeting and any adjournment thereof.

	It is hoped that you will be able to attend this meeting. If you cannot, you are urgently requested to sign and return the enclosed proxy card in the envelope provided.

						By order of the
						Board of Directors.




						R. K. PRICE
						Corporate Secretary

The Hartford Steam Boiler
Inspection and Insurance Company
One State Street
P.O. Box 5024
Hartford, Connecticut  06102-5024


			PROXY STATEMENT

			    GENERAL


	The enclosed proxy is solicited by the Board of Directors of The Hartford Steam Boiler Inspection and Insurance Company for use at the Annual Meeting of Stockholders to be held April 16, 1996, and at any and all adjournments thereof. The Company is a Connecticut corporation and its principal office is located at One State Street, P.O. Box 5024, Hartford, Connecticut 06102-5024,
(203) 722-1866.

	You are urged to read this proxy statement and to fill in, date, sign and return the enclosed form of proxy. The giving of a proxy does not affect your right to vote should you attend the meeting, and the proxy may be revoked at any time before it is voted. Properly executed proxies not revoked will be voted as specified.

	Arrangements will be made with brokers, nominees and fiduciaries to distribute proxy material to their principals, and their postage and clerical expenses in so doing will be paid by the Company. The entire cost of soliciting proxies on behalf of management will be borne by the Company. Directors, officers and regular employees of the Company may solicit proxies personally if proxies are not received promptly. The Company has retained Corporate Investor Communications, Inc. ("CIC") to aid in the solicitation of proxies. CIC's fee is not expected to exceed $3,500 in addition to out-of-pocket expenditures.

	Only holders of common stock of record at the close of business on February 6, 1996 are entitled to notice of, and to vote at, the meeting. Each stockholder of record on said date is being mailed the Annual Report of the Company for the fiscal year ended December 31, 1995 with the Notice, Proxy Statement and Proxy card on or about February 27, 1996. On February 6, 1996, there were 20,288,661 outstanding shares of common stock, each entitled to one vote. Abstentions are not counted as affirmative or negative votes, but are counted in determining the number of shares present or represented on a proposal. Therefore, abstentions have the same effect as a vote "against" a proposal if the proposal requires the affirmative vote of a majority of the shares represented and entitled to vote on the proposal. Broker non-votes are included in the total number of shares represented for matters to be voted upon at the meeting, but are not counted as either affirmative or negative votes.


				  PROPOSAL 1

			   ELECTION OF DIRECTORS

	The Company's Charter provides for a Board of not less than nine nor more than fourteen directors, the exact number of directorships to be determined from time to time by resolution adopted by the affirmative vote of a majority of the Board. The directors are divided into three classes consisting, as nearly as possible, of one third of the total number of directors constituting the entire Board. Each class is elected for a three-year term at successive annual meetings. The Board of Directors has fixed the number of directorships at eleven.

	Four directors are to be elected for terms of three years and until their successors are elected and qualified.
Unless otherwise instructed, the shares represented by the enclosed proxy will be voted for Joel B. Alvord, Richard G.
Dooley, Gordon W. Kreh and Lois Dickson Rice. In the event any nominee is unable to serve as a director on the date of the Annual Meeting, the proxies may be voted for a substitute nominee recommended by the Board of Directors.
The affirmative vote of a majority of the votes represented is required for election of each director.



	The nominees for election to the Board of Directors were elected to their present term at the 1993 Annual
Meeting.

	Stated below are the names and ages of the nominees and directors continuing in office, the principal occupation of each during at least the last five years, the date on which each individual was first elected as a director of the Company, and other directorships and business and civic affiliations of such persons. The information set forth on the following pages with respect to each nominee's and director's principal occupation, other directorships and affiliations and beneficial ownership of Company common stock has been furnished by the nominee or director.

	NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS
	    For Three-Year Term Expiring In 1999

                         		Joel B. Alvord

------------   		Mr. Alvord, 57, is Chairman and a director of Fleet
                 Financial Group.  He began his banking career in
                 1963 with The Hartford National Bank and Trust
                 Company, and served in a variety of positions
  PHOTO          before being named President in 1978.  He became
                 Chairman and Chief Executive Officer of Shawmut
                 National Corporation in 1988 and was elected to his
------------     present position in November 1995 following the
                 merger of Shawmut National Corporation with Fleet
                 Financial Group. Mr. Alvord is a director of Jobs for Massachusetts, a trustee of the Wadsworth
                 Atheneum and The Wang Center for the Performing
                 Arts, Boston, a member of the Bankers Roundtable and an Overseer at the Boston Symphony Orchestra and the Museum of Fine Arts, Boston.

               		Mr. Alvord has served as a director of the Company
                 since December 1971.


                         		Richard G. Dooley

-------------  		Mr. Dooley, 66, is a consultant to Massachusetts
                 Mutual Life Insurance Company.  Mr. Dooley joined
                 Massachusetts Mutual in 1955 and served in a
                 variety of positions before being named Executive
   PHOTO         Vice President and Chief Investment Officer in
                 1978, a position he held until his retirement in
                 1993.  Mr. Dooley is a director of Advest Group,
                 Inc., Jefferies Group, Inc., Kimco Realty Corp.,
-------------    and certain Massachusetts Mutual-sponsored
                 investment companies.  He is a trustee of Saint
                 Anselm College.

               		Mr. Dooley has served as a director of the Company
                 since May 1984.


                            		Gordon W. Kreh

-------------  		Mr. Kreh, 48, is President, Chief Executive Officer
                 and a director of the Company.  He joined The
                 Boiler Inspection and Insurance Company of Canada,
                 a subsidiary of the Company, in 1971, before moving
   PHOTO         to the Company's home office in 1975.  He became an
                 officer of the Company in 1980 and was elected Vice
                 President in 1984.  In 1987, Mr. Kreh opened the
                 Company's Hong Kong office.  The following year, he
--------------   was named Senior Vice President of Engineering
                 Insurance Group, a subsidiary of the Company which provides insurance and engineering services outside
                 North America.  He became its President in 1989.
                 He was elected Senior Vice President of the Company in 1992 and President in September of 1993. He assumed his present position in April of 1994. Mr.
                 Kreh is a board member of the American Insurance
                 Association.  He is a director of The Boiler
                 Inspection and Insurance Company of Canada and HSB
                 Engineering Insurance Limited, subsidiaries of the Company.

               		Mr. Kreh has served as a director of the Company
                 since September 1993.

                            		Lois Dickson Rice

--------------  	Mrs. Rice, 63, is a Guest Scholar, Program in
                 Economic Studies, at the Brookings Institution, a
                 position she has held since October 1991. From 1981
                 until 1991, she served as Senior Vice President,
                 Government Affairs and a director of Control Data
                 Corporation.  Mrs. Rice is a director of McGraw-
    PHOTO        Hill Companies, International Multifoods, Fleet
                 Financial Group and UNUM Corp.  She is a trustee of
                 The Urban Institute, the Center for Naval Analysis
                 and the Public Agenda Foundation.  Mrs. Rice also
--------------   serves as a member of the President's Foreign
                 Intelligence Advisory Board.

               		Mrs. Rice has served as a director of the Company since April 1990.

        MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE
                   	  		Term Expiring in 1997

                       		Donald M. Carlton

--------------- 	Dr. Carlton, 58, is Executive Vice President and a
                 director of the Company and President and Chief
                 Executive Officer of Radian International LLC, a
                 joint venture between the Company and The Dow
                 Chemical Company, which provides environmental,
                 information technology, and strategic chemical
    PHOTO        management services to industries and government
                 worldwide.  Dr. Carlton had served as the President
                 of Radian Corporation since 1969 and assumed his
                 present position upon the formation of Radian
                 International LLC in 1996. Dr. Carlton is a
--------------   director of Van Kampen American Capital Common
                 Sense Trust, National Instruments Co., Van Kampen
                 American Capital Bond Fund, Inc., Central and South
                 West Corporation and Van Kampen American Capital
                 Convertible Securities, Inc. He is a trustee of Van Kampen American Capital Income Trust.

               		Dr. Carlton has served as a director of the Company
                 since July 1975.


                          		William B. Ellis

-------------- 		Mr. Ellis, 55, is Senior Fellow at the Yale
                 University School of Forestry and Environmental Studies. In August 1995, he retired from his position as Chairman of the Board of Northeast Utilities and its principal subsidiaries, as well
   PHOTO as from Connecticut Yankee Atomic Power Company, after serving as Chief Executive Officer of those companies from 1983 to 1993. Mr. Ellis is a director of Advest Group, Inc., Catalytica
---------------  Combustion Systems, Inc., Connecticut Mutual Life
                 Insurance Company, Connecticut Capitol Region Growth Council, Inc. and The Greater Hartford Chamber of Commerce. He is also a member of the Board of the Smithsonian Institution National Museum of Natural History and a member of The Conservation Science Advisory Board of The Nature Conservancy.

               		Mr. Ellis has served as a director of the Company
                 since April 1991.


                           		E. James Ferland

-------------- 		Mr. Ferland, 53, is Chairman, President and Chief
                 Executive Officer of Public Service Enterprise
                 Group Incorporated and Chairman and Chief Executive
                 Officer of its principal subsidiary, Public Service
    PHOTO        Electric and Gas Company, a position he has held
                 since 1986.  Mr. Ferland is a director of Foster
                 Wheeler Corporation and the Edison Electric
                 Institute.  He is former Chairman of the New Jersey
--------------   State Chamber of Commerce.

               		Mr. Ferland has served as a director of the Company
                 since November 1986.


                                		Wilson Wilde

---------------		Mr. Wilde, 68, retired in April of 1994 from his
                 position as Chairman and Chief Executive Officer of the Company, which he had held since September of 1993. He joined the Company in 1953 and was
   PHOTO elected President in 1971. He is a director of Phoenix Home Life Mutual Insurance Company, PXRE Corporation and Front Royal, Inc. and is Chairman of the Board of Trustees of The Loomis Chaffee
---------------  School.

                	Mr. Wilde has served as a director of the Company
                 since March 1967.


                    				Term Expiring In 1998

                        		Colin G. Campbell

--------------- 		Mr. Campbell, 60, is President of Rockefeller
                  Brothers Fund.  Prior to joining Rockefeller
                  Brothers Fund in 1988, Mr. Campbell served as
   PHOTO          President of Wesleyan University from 1970 to 1988.
                  Mr. Campbell is a director of Pitney Bowes, SYSCO
                  Corporation, Rockefeller Financial Services, Public
                  Broadcasting Services and Engineering Insurance
---------------   Limited, a subsidiary of the Company.  He is
                  Chairman of the University of Cape Town Fund and
                  Winrock International Institute for Agricultural
                  Development.  He is a trustee of the Colonial
                  Williamsburg Foundation, Institute for the Future and Charles E. Culpeper Foundation.

                		Mr. Campbell has served as a director of the
                  Company since September 1983.


                          		John A. Powers

--------------- 		Mr. Powers, 69, is Chairman Emeritus of Heublein
                  Inc. (a subsidiary of Grand Metropolitan PLC), a
                  producer and marketer of alcoholic beverage
    PHOTO         products.  He had served as Chairman of the Board
                  of Heublein from 1986 until his retirement in 1992.
                  Mr. Powers is a director of Connecticut Business
                  and Industry Association and The Advest Group, Inc.
---------------   He is a trustee of Hartford Hospital.

                		Mr. Powers has served as a director of the Company
                  since September 1986.


                           		John M. Washburn, Jr.

--------------- 		Mr. Washburn, 68, is Chairman of the Board of
                  Directors of The Merrow Machine Company, a
                  manufacturer of industrial sewing machines.  He
    PHOTO         joined Merrow in 1953, became Secretary in 1960,
                  Treasurer in 1963 and served as President from 1978
                  until his retirement in April 1995.  Mr. Washburn
                  is a director of Walton Company and a trustee of
---------------   the YMCA of Greater Hartford.

                		Mr. Washburn has served as a director of the
                  Company since March 1973.


Meetings and Remuneration of the Directors

	During 1995, the Board of Directors held nine meetings and eighteen committee meetings. Each director attended at least 75% of the meetings of the Board and committees on which he or she served combined.

	The annual retainer for each director who is neither a present or retired employee of the Company nor of a subsidiary is $25,000. Under the 1989 Restricted Stock Plan for Non-Employee Directors, one-half of the annual retainer is paid in restricted stock of the Company and one-half is paid in cash. The restricted stock is forfeitable until such time as the director retires, dies, becomes disabled, resigns with the consent of a majority of the other directors or upon a change in control of the Company, whichever event occurs earliest. Each non-employee director also is paid a fee of $1,200 for attendance at a Board or a committee meeting and an additional $350 for each committee meeting chaired. Directors who are present or retired employees of the Company or a subsidiary do not receive such compensation for service on the Board or committees thereof and are not eligible for awards of restricted stock under the 1989 Restricted Stock Plan for Non-Employee Directors. Non-employee directors are not eligible to participate in any of the plans discussed in the Human Resources Committee Report on Executive Compensation. Directors may be reimbursed for reasonable travel expenses incurred in attending Board and committee meetings.

	In addition, the Company has established a Retirement Plan for non-employee directors. A director who retires after ten years of service on the Board is entitled to receive an annual retirement benefit equal to the annual retainer paid to such director immediately prior to retirement. (A director who has served on the Board for at least one year but less than ten years receives a prorated amount.) The retirement benefits may be adjusted periodically and are payable for life. In the event of a director's death while serving as a member of the Board, his or her spouse is entitled to receive an annual death benefit equal to 50% of the annual retainer in effect at the time of such director's death. During 1995, a total of $112,500 was paid to former directors under the plan. The Company has established a trust fund pursuant to which the retirement benefits are to be paid for directors retiring after 1989.

	In 1992 the Board of Directors established a Charitable Endowment Program for members of the Board of Directors who have at least one year of service as a director. A portion of the program is currently funded by life insurance. The Company intends to make tax deductible charitable contributions of $1 million per director, paid out over a period of ten years following the death of the director. Directors derive no financial benefit from the program since any insurance proceeds and charitable deductions accrue solely to the Company. Because of such deductions and use of insurance, the long-term cost to the Company is expected to be low.

	The Company's Board of Directors annually appoints certain directors to serve on standing committees of the Board of Directors, which currently include the Audit, Human Resources, Governance, Finance and Executive Committees.

	The Audit Committee's primary responsibility is to review and report to the Board on the Company's accounting policies, the adequacy of its financial and internal auditing controls, and the reliability of financial information reported to the public. The Committee has the authority to approve the scope of the annual audit and to authorize the release of annual financial statements. The Audit Committee held four meetings during 1995. Mr. Ferland (Chairman), Mr. Dooley, Mr. Powers and Mr. Washburn, none of whom is an employee of the Company or a subsidiary, presently serve on the Audit Committee.

	The Human Resources Committee reviews remuneration for the Company's executives as described in the Human Resources Committee Report on Executive Compensation located on page
10. The Committee reviews the Company's benefit plans and policies and practices with respect to employee relations.
The Committee acts as Plan Administrator for the 1985 Stock Option Plan, the 1995 Stock Option Plan, the Directors' Retirement Plan, the 1989 Restricted Stock Plan for Non-Employee Directors, and the Long-Term and Short-Term
Incentive Plans. The Human Resources Committee held six meetings during 1995. Mr. Ellis (Chairman), Mr. Campbell,
Mr. Powers and Mrs. Rice, none of whom is an employee of the Company or a subsidiary, presently serve on the Human Resources Committee.

	The Governance Committee reviews the organization and performance of the Board of Directors and reviews and recommends Director compensation. The Committee also reviews the Company's policies and practices with respect to community relations and recruits and nominates candidates for Board membership in conjunction with the Chief Executive Officer. In accordance with the Company's By-Laws, any nomination by a stockholder must be by proper written notice given to the Corporate Secretary not later than February 18, 1996 in order to be considered for the 1996 Annual Meeting.
 The Governance Committee held four meetings during 1995.
Mr. Campbell (Chairman), Mr. Alvord, Mr. Ellis and Mrs. Rice presently serve on the Governance Committee.

	Other committees of the Board of Directors are the Finance Committee and the Executive Committee. The Finance
Committee reviews the investment plan of the Company, investor relation activities, and other matters involving the Company's financial resources. Mr. Dooley (Chairman),
Mr. Alvord, Mr. Ferland and Mr. Washburn presently serve on the Finance Committee, which held five meetings in 1995.
The Executive Committee acts on behalf of the Board of Directors in the interim between meetings of the Board when prompt, formal action is necessary. Mr. Wilde (Chairman), Mr. Alvord, Mr. Campbell, Mr. Dooley, Mr. Ellis and Mr.
Ferland presently serve on the Executive Committee, which did not meet in 1995.


              SECURITY OWNERSHIP OF CERTAIN
            BENEFICIAL OWNERS AND MANAGEMENT

	The Company is unaware of any stockholder who on February 1, 1996 was the beneficial owner of 5 percent or more of the Company's outstanding common stock, except as noted in the following table.


Name of Beneficial Owner        Amount of Shares   Percent of Class


The Hartford Steam Boiler          1,033,874 (1)         5.10%
Inspection and Insurance Company
Leveraged Employee Stock Ownership Trust
c/o Fleet Financial Group
777 Main Street
Hartford, Connecticut  06115


(1) Shares held by the trust are voted in accordance with the instructions of participants.


	The number of shares of Company common stock beneficially owned as of February 1, 1996 by each nominee and director, by each executive officer named in the Summary Compensation Table, which in each case represents less than 1% of the common stock outstanding as of such date, and by all current directors and executive officers as a group, is shown in the table below. Unless otherwise indicated, each officer, nominee and director has sole voting and investment power (or shares such powers with a family member) with respect to common stock shown as held directly. All shares shown as held indirectly reflect sole voting and investment power exercised by the individual specified unless otherwise indicated.


Beneficial Owner         Directly Held      Indirectly Held     Total

Joel B. Alvord                 1,542                            1,542
Colin G. Campbell              2,126               2,400 (1)    4,526
Donald M. Carlton             61,021 (2)                       61,021
Richard G. Dooley              7,952                            7,952
Michael L. Downs              37,729 (3)                       37,729
William B. Ellis               1,582                            1,582
E. James Ferland               2,326               2,000 (4)    4,326
John J. Kelley                57,235 (5)                       57,235
Gordon W. Kreh               130,509 (6)             700 (7)  131,209
T. Skipwith Lewis             84,969 (8)                       84,969
John A. Powers                 2,876                            2,876
Lois Dickson Rice              1,332                 200 (9)    1,532
John M. Washburn, Jr.         11,526               2,000 (10)  13,526
Wilson Wilde                 114,935 (11)         10,264 (12) 125,199

All Current Directors and Executive Officers as a Group (18 in number): 502,557 (13)

(1)	800 shares held in trusts for benefit of children and
1,600 shares held as trustee of trusts for benefit of
nieces and nephews, over which Mr. Campbell exercises
shared voting and investment power.
(2)	Includes 52,400 shares subject to options to purchase
shares of Company common stock which are exercisable on
or before April 1, 1996.
(3)	Includes 25,000 shares subject to options to purchase
shares of Company common stock which are exercisable on
or before April 1, 1996.
(4)	Shares held by spouse.
(5)	Includes 49,500 shares subject to options to purchase
shares of Company common stock which are exercisable on
or before April 1, 1996.
(6)	Includes 120,000 shares subject to options to purchase
shares of Company common stock which are exercisable on
or before April 1, 1996.
(7)	300 shares held by spouse, 200 shares held by daughter
and 200 shares held by son.
(8)	Includes 57,800 shares subject to options to purchase
shares of Company common stock which are exercisable on
or before April 1, 1996.
(9)	As trustee.
(10)Shares held by spouse.
(11)Includes 103,300 shares subject to options to purchase shares of Company common stock which are exercisable on or before April 1, 1996.
(12)160 shares held by spouse. 10,104 shares held in a charitable foundation, over which Mr. and Mrs. Wilde exercise shared voting and investment power.
(13)Includes 395,700 shares subject to options to purchase shares of Company common stock which are exercisable on or before April 1, 1996. Assuming the exercise of all such options, the percentage of common stock owned by directors and executive officers as a group would be 2.43% of the common stock outstanding.

Reporting of Securities Transactions

	Ownership of and transactions in Company stock by executive officers and directors of the Company are required to be reported to the Securities and Exchange Commission pursuant to Section 16(a) of the Securities Exchange Act of 1934. With respect to the fiscal year ended December 31, 1995, a required form was inadvertently filed late by three individuals, James F. Casey, Vice President and Controller, William B. Ellis, Director and Lois D. Rice, Director.

HUMAN RESOURCES COMMITTEE REPORT ON EXECUTIVE COMPENSATION

	Executive compensation programs for the senior officers of the Company (the "executives") are administered by the Human Resources Committee of the Board of Directors (the "Committee"). A nationally recognized compensation consultant also reviews and analyzes the Company's executive compensation policies and practices in order to advise the Committee as more fully described below. The Committee believes that the structure of the Company's compensation programs provides a direct link between Company performance and executive compensation.

	Under the direction of the Committee, executive compensation programs are structured to provide performance-based incentives to achieve the Company's short and long-term goals, and to be competitive with peer companies in order to attract and retain key individuals. The peer companies used for this analysis are selected based on their size and specific lines of business. For 1995, this compensation assessment peer group was composed of seventeen leading property/casualty insurance and engineering services companies (including four of the six insurance companies in the S&P 500 Property/Casualty Insurance Index used in the Performance Graph located on page 20). Base salary and variable compensation paid under the Company's incentive plans (Short-Term and Long-Term Incentive Plans and the 1985 and 1995 Stock Option Plans) in 1995 to executives as a group, and for Mr. Kreh individually, were below the median range of that paid to executives by the companies in this compensation assessment peer group according to information compiled by the Company's compensation consultant.

	Base salary adjustments are made for executives upon an analysis of individual performance, changes in responsibilities, and comparative data for base salaries paid to executives with similar responsibilities in the Company's compensation assessment peer group. Annual salary adjustments for executives are recommended by the Chief Executive Officer and approved by the Human Resources Committee. The Committee determines adjustments for the Chief Executive Officer. For 1995, executives' base salary adjustments were made as a result of increases in responsibilities and for competitive reasons based upon comparisons with the compensation assessment peer group.
Mr. Kreh received an 11% base salary increase based on the Committee's assessment of the competitive factors described above.

	The Company's Short-Term Incentive Plan provides for the annual award of bonuses to key employees (presently limited to the officer group of the Company, including executive officers other than Dr. Carlton) at the end of the fiscal year provided certain performance measures are achieved. Under a schedule defined by the plan that establishes threshold, target and maximum levels, the Committee establishes a pool of incentive award dollars based on the actual percentage of Annual Budgeted Net Income Per Share (cited in the Business Plan of the Company) achieved for the year and the performance of the Company as compared to the performance of the insurance industry and/or other appropriate industries with reference to such performance measures as the Committee deems appropriate. In evaluating Company performance, the Committee considers such factors as (listed in order of importance, from highest to lowest): growth in operating income, combined ratio, return on equity and engineering services' margin. For 1995, the Committee evaluated Company results achieved for these measures, as compared, where appropriate, to published results achieved or anticipated for the property/casualty insurance industry as a whole. In 1995 the Actual Percentage of Budgeted Net Income Per Share achieved reached the target level set under the schedule defined under the plan for establishment of the bonus pool; the Company outperformed the property/casualty insurance industry for both return on equity and combined ratio; and the Committee determined that results achieved for growth in operating income and engineering services' margin were superior.

	Once the pool is established, individual awards are then determined by the Chief Executive Officer, based on the participant's performance during the plan year. The awards may range from 0 to 60% of the participant's base salary. The Committee determines the award for the Chief Executive Officer and has final authority over all awards made under the plan. The total award payable to the Chief Executive Officer under the Short-Term and Long-Term Incentive Plans is limited to 100% of his base salary. Mr. Kreh was awarded $300,000 based on the Committee's evaluation of the Company's 1995 performance as described above.

	Long-term incentives are provided to executives through awards made under the Company's Long-Term Incentive Plan. Executives other than Dr. Carlton are eligible for awards under the plan. An amendment to the Long-Term Incentive
Plan was approved by stockholders at their 1995 Annual
Meeting which denominates awards in shares of Company common stock. Payouts made under the plan as amended will begin with the 1994-1996 Performance Period which ends on December 31, 1996.

	Payouts made for the Performance Period ending on December 31, 1995 were determined in accordance with the terms of the plan in effect prior to amendment as described in this paragraph. Payouts made were based upon the Company's achievement of specified performance objectives ("Performance Measures") established by the Committee at the beginning of the three-year Performance Period. For the performance period that ended on December 31, 1995, these measures were net income per share, expense ratio and return on equity. The payout made was the sum of the percentages payable for each Performance Measure multiplied by the participant's base salary rate in effect at the end of the Performance Period. A threshold amount for a minimum level of achievement for the Performance Measures was set along with the Performance Measures at the beginning of the Performance Period. If the threshold amount had not been reached, the payout would have been zero. If the target for each of the Performance Measures was met, the payout percentage would have been 25%. If actual performance exceeded the Performance Measures, the payout percentage would have been increased, up to a maximum of 40%. Awards were prorated for length of service as an eligible executive during the Performance Period, and for varying degrees of performance between the threshold and maximum levels of performance. The payout percentage for the Chief Executive Officer was one and one-half times the payout percentage for all other participants. For the Performance Period ending in 1995, the targets set for the three Performance Measures were not met, but the threshold amount was achieved for the Performance Measure set for return on equity. The Committee awarded $50,625 to Mr. Kreh under the Long-Term Incentive Plan for the Performance Period ending in 1995 based on these results.

	Payouts beginning with the one for the 1994-1996
Performance Period will be made under the terms of the plan as amended. Under the amended plan, the Committee establishes specific Performance Goals for each participant
(or all participants as a group) at the beginning of each Performance Period based on one or more of the following
Performance Measures: combined ratio; expense ratio; net income per share; return on equity; total stockholder return; return on assets; revenues; operating margin;
increase in book value; and market share. For each Performance Goal, an award schedule of Performance
Contingent Units is established for minimum, target and maximum attainment of such goal, based on a percentage of a participant's base salary rate at the beginning of the period (adjusted for any promotional increases during the Performance Period) divided by the average of the high and low trading prices of Company common stock on the first trading date of the Performance Period. If the minimum level of achievement is not reached for the Performance
Measures, the payout will be zero.

	The actual Performance Contingent Award to be paid to a participant at the conclusion of the Performance Period shall be based on the level of attainment of the Performance Goals established for such period. The maximum award of Performance Contingent Units for any participant for a Performance Period cannot exceed 60% of the participant's base salary divided by the fair market value of Company common stock on the first trading day of the Performance Period. Awards are prorated for actual length of service as an eligible executive during the Performance Period. Any payments shall be made in cash or in shares of Company common stock (which may be restricted shares), as determined by the Committee. At the discretion of the Committee, Dividend Equivalents may be paid in conjunction with award payouts made under the plan, equal to the amount of cash dividends that would have been paid during the Performance Period with respect to an award of Performance Contingent
Units if the award had been made in Company common stock.
For the three-year Performance Period which runs January 1, 1995 through December 31, 1997, the Performance Measures are net income per share, expense ratio and return on equity.

	During 1995, executive officers were eligible for awards under the Company's 1985 and 1995 Stock Option Plans. (The 1985 Stock Option Plan expired in April of 1995 and was replaced by the 1995 Stock Option Plan, which was approved by stockholders at their 1995 Annual Meeting.) The method for determining awards, as described herein, is identical for both the 1985 plan and the 1995 plan. Plan awards provide executives with long-term incentives and reinforce the link between executives' long-term interests and those of stockholders. Stock options are awarded based upon the market price of the Company's common stock on the date of the grant and provide a vehicle to reward executives only if the price of Company common stock increases above the grant price.

	Awards to be made to specific participants are determined by the Committee in its discretion. The Company's outside compensation consultant reviews each executive's award in comparison to awards made to individuals employed by companies in the compensation assessment peer group described above and makes recommendations as to whether the awards made to Company executives should be adjusted. Several factors were considered in determining the size of stock option grants to executive officers in 1995, including competitive practices at companies in the compensation assessment peer group, the Committee's perception of the recipient's ability to affect the results of the Company over time and individual levels of responsibility. Executives were not awarded restricted stock in 1995 because the Committee feels that stock options provide a more appropriate incentive and because they are more closely linked to stockholders' long-term interests. Mr. Kreh was awarded 47,500 stock options in 1995 based on the Committee's review of the criteria outlined above.

	Donald M. Carlton, Executive Vice President and a director of the Company, served during 1995 as President, Chairman of the Board and a director of Radian Corporation, a subsidiary of the Company. As a Radian Corporation executive, Dr. Carlton's base salary, annual and long-term bonuses were determined by the Compensation Committee of the Board of Directors of Radian Corporation. The calculation of 1995 adjustments to Dr. Carlton's base salary, and annual and long-term bonuses payable for 1995, was made in the same manner as described above for other executives of the Company but using performance measures established for Radian Corporation by the Compensation Committee of the Board of Directors of Radian Corporation rather than the Human Resources Committee of the Board of Directors of the Company. Any such adjustments or awards were then subject to final approval of the Human Resources Committee of the Company's Board of Directors.

	The Company's outside compensation consultant also conducts an annual review of each executive's compensation package in its entirety in comparison with the total compensation package for executives in the Company's compensation assessment peer group and makes recommendations to the Committee as to any appropriate adjustments that should be made.

	Effective for fiscal years beginning on or after January 1, 1994, publicly held corporations may not deduct certain types of compensation paid to the Chief Executive
Officer and the next four most highly compensated individuals to the extent such compensation exceeds $1 million. Certain types of compensation are excluded from this limitation, including performance-based compensation paid under plans that are approved by stockholders and administered by outside directors.

	Based on the current provisions of this law, any compensation derived from the exercise of stock options previously granted under the 1985 Stock Option Plan will be exempt from the limit on the corporate tax deduction. The 1995 Stock Option Plan and the amended Long-Term Incentive Plan, as approved by stockholders at the 1995 Annual Meeting, were designed to meet the current provisions of the law so that stock options awarded under the 1995 Stock Option Plan and payouts made under the amended Long-Term Incentive Plan will also be excluded from the deduction limit. Any amounts payable under the Short-Term Incentive Plan to the named executives would count toward the limitation as would base salary and the value of any vesting restricted stock, but these amounts are not expected to reach the $1 million limit for any of the named executives. Under the current provisions of the law, compensation paid to executives during 1995 was fully deductible and the Company believes that all compensation paid to executives during 1996 will also be fully deductible.


Respectfully submitted by the Human Resources Committee of the Board of Directors of the Company

William B. Ellis (Chairman)
Colin G. Campbell
John A. Powers
Lois Dickson Rice




			SUMMARY COMPENSATION TABLE

	The following table sets forth cash compensation for the five most highly compensated executive officers of the Company serving as executive officers on December 31, 1995 for services rendered in all capacities to the Company and its subsidiaries during the last three fiscal years.


                               				Annual Compensation		           Long-Term Compensation
                                   -------------------             ----------------------
                                                							            Awards           Payouts
                                                                   ------------------------
                                                                	    							     Securities
						                                                  Other	       Restricted	 Underlying	             All Other
                                                  						Annual	      Stock	      Options	     LTIP	      Compen-
Name and Principal Position	  Year	 Salary   Bonus  Compensation(1)	 Award(s)(2)	(Number	    Payouts(3)  sation(4)
                                                                          						 of shares)
---------------------------   ----  ------   -----  ---------------  ----------  ----------  ---------   --------

Gordon W. Kreh, President	    1995	$484,615	 $300,000	      0	              0	   47,500	    $ 50,625	    $ 6,532
and Chief Executive Officer  	1994	$419,231  $157,500	      0	              0	   50,000	    $ 94,380	    $ 7,210
 		                           1993	$246,731	        0	      0	       $ 45,800	   59,000	    $ 15,069	    $ 6,416

Donald M. Carlton,	           1995	$384,684	 $137,102	      0	              0	        0	    $ 42,898	    $23,314
Executive Vice President	     1994 $386,511	 $160,000	      0	              0	        0	           0	    $24,062
                             	1993	$384,384	        0	$29,369	       $ 45,800	    23,700	   $ 56,135	    $28,115

John J. Kelley	               1995	$267,308	 $125,000	      0	              0	    30,000	   $ 18,563	    $ 5,922
Senior Vice President	        1994	$229,077	 $ 75,000	      0	              0	    25,000	   $ 38,125	    $ 6,737
 		                           1993	$173,308	        0	      0	       $ 34,350	     9,000	   $ 14,105	    $ 8,555

Michael L. Downs	             1995	$248,462	 $125,000 	     0	              0	    30,000	   $ 11,645	    $ 6,532
Senior Vice President(5)	     1994	$180,442	 $ 60,000  	    0       	       0	    25,000	   $  9,319	    $ 7,160

T. Skipwith Lewis	            1995	$264,308	 $ 65,000	      0	              0	    20,000	   $ 18,090	    $ 8,522
Senior Vice President	        1994	$252,923 	$ 40,000	$17,355	              0	    25,000	   $ 39,040	    $ 7,782
                            		1993	$242,923         0	      0	       $ 45,800	    12,000	   $ 19,065	    $ 9,978




(1) The amounts shown in this column represent related tax benefits received upon exercise of stock options.

(2) The value of restricted stock shown in this column is calculated by multiplying the closing price of Company common stock on the date the restricted shares were granted by the number of shares awarded. Recipients are entitled to receive dividends on restricted stock to the extent paid on the Company's common stock generally. The total number of restricted shares held on 12/29/95 by each of the named executive officers, and the aggregate value of such shares, calculated by multiplying them by the closing price of Company common stock on such date, is as follows: Mr. Kreh:
800 shares, $40,000 aggregate value; Dr. Carlton: 800 shares, $40,000 aggregate value; Mr. Kelley: 600 shares, $30,000 aggregate value; Mr. Downs: 0 shares; Mr. Lewis: 800 shares; $40,000 aggregate value.

(3) The LTIP payouts column shows payouts made under the Company's Long-Term Incentive Plan for all executives other than Dr. Carlton. (Dr. Carlton's award was payable under Radian Corporation's Long-Term Incentive Plan.) More detailed information on the calculation of such awards is located in the Human Resources Committee Report on Executive Compensation located on page 10.

(4) The values listed in this column include the following amounts for 1995: a) Company contributions of $1,912 under the Company's Employee Stock Ownership Plan; b) Company contributions under the Company's Thrift Incentive Plan and interest accumulated on accounts in the Supplemental Thrift Plan as follows (Dr. Carlton does not participate in these plans): Mr. Kreh, $4,620; Mr. Kelley, $4,010; Mr. Downs, $4,620; Mr. Lewis, $6,610; c) Company contributions of $6,750 for Dr. Carlton under the Radian Corporation 401(k) Thrift Plan; d) $14,652 in life insurance premiums paid in 1995 on behalf of Dr. Carlton in order to fund the Company's prospective charitable contribution under the Company's Charitable Endowment Program, described on page 7. Dr. Carlton derives no financial benefit from the program since all insurance proceeds and charitable deductions accrue solely to the Company.

(5) Compensation for Mr. Downs is reported beginning in 1994, when he became an executive officer of the Company.




     STOCK OPTION AND LONG-TERM INCENTIVE PLAN TABLES

The following tables show information with respect to stock options and potential awards under the Company's Long-Term
Incentive Plan for the individuals named in the Summary
Compensation Table.

                              	Option Grants in Last Fiscal Year (ended 12/31/95)

                                                    					      Potential Realizable
		                        Individual Grants		                  Value at Assumed Annual
                  -----------------------------------------    Rates of Stock Price
                           	   Percent of                      Appreciation for
                 	Number of	   Total		                          Option Term(2)
                 	Securities   Options				                     -----------------------
                 	Underlying	  Granted to  Exercise
	                 Options 	    Employees	   or Base 	  Expira-
Name	             Granted	     in Fiscal	    Price 	    tion
                  	  (1)	        Year 	    ($/Share) 	  Date	        5%           10%
----------------------------------------------------------------------------------------
Gordon W. Kreh	    23,750	        7.8% 	    $41.87 	  4/13/2005   $625,337	   $1,584,837
                  	23,750	        7.8%      $42.75 	  4/17/2005   $638,400	   $1,618,087

Donald M. Carlton 	     0	          -	          -	         -	          -		       -

John J. Kelley	    15,000	        4.9%	      $41.87	  4/13/2005	  $394,950	   $1,000,950
	                  15,000	        4.9%	      $42.75 	 4/17/2005	  $403,200	   $1,021,950

Michael L. Downs	  15,000 	       4.9%	      $41.87	  4/13/2005	  $394,950 	  $1,000,950
	                  15,000 	       4.9%	      $42.75	  4/17/2005  	$403,200	   $1,021,950

T. Skipwith Lewis 	10,000      	  3.3%	      $41.87	   12/31/97	  $ 58,900    $  122,800
	                  10,000	        3.3%	      $42.75	   12/31/97	  $ 60,030	   $  125,500

(1) Options granted are nonstatutory stock options. The exercise price of the option is equal to the fair market value of the stock on the date of the grant. Payment for the shares as to which an option is exercised may be made in cash or in shares of Company common stock or a combination of cash and stock. These options may not be exercised any earlier than one year or any later than ten years from the date of the grant. Participants will be permitted to satisfy any federal, state or local tax requirements due upon exercise of a stock option by delivering to the Company already-owned Company common stock or by directing the Company to retain stock otherwise issuable upon such exercise to the participant, having a fair market value equal to the amount of the tax.

(2) These figures are calculated pursuant to SEC rules by multiplying the number of options granted by the difference between the option exercise price and a future hypothetical stock price, assuming the value of Company common stock appreciates 5% or 10% each year, compounded annually, for the life of the options. (Mr. Lewis' options will expire 12/31/97, two years following his retirement from the Company.) These figures are not intended to forecast possible future appreciation, if any, of the Company's stock price.



Aggregated Option Exercises in Last Fiscal Year (ended 12/31/95) and
 FY-End Option Values

								                                                        Number of
			                                                            Securities	       Value of
	                                                            		Underlying	     Unexercised In-
			                                                            Unexercised	     the-money
                        	Shares		                               Options at	       Options at
                      	Acquired on	           Value         	Fiscal Year-end   Fiscal Year-end
Name	                   Exercise 	           Realized	             (#)    	         ($)
	                          (#)            	    ($)	           Exercisable/	    Exercisable/
                                                          			Unexercisable  	  unexercisable
-----------------------------------------------------------------------------------------------

Gordon W. Kreh              0                  $0           120,000/47,500   	 $250,250/$362,306
Donald M. Carlton           0                  $0             52,400/0	        $13,775/0
John J. Kelley              0                  $0            49,500/30,000		   $90,688/$228,825
Michael L. Downs            0                  $0            25,000/30,000		   $90,688/$228,825
T. Skipwith Lewis           0                  $0            57,800/20,000		   $90,688/$152,550



	Long-Term Incentive Plan -- Awards in Last Fiscal Year (ended 12/31/95)
------------------------------------------------------------------------

                                               			Estimated Future Payouts under Non-stock
                     Number of    	Performance		          Price-based Plans(2)
                      Shares,	      or Other
                      Units or   	Period Until
                      Other  	    Maturation or
Name	                 Rights (1)     Payout         Threshold	     Target	     Maximum
------------------------------------------------------------------------------------------
Gordon W. Kreh	          *  	       1995-1997	        3,216	        4,231 	    7,786
Donald M. Carlton	      n/a        	1995-1997       $70,338	      $92,550	  $170,292
John J. Kelley	          *  	       1995-1997	        1,296	        1,706	     3,139
Michael L. Downs	        *	         1995-1997	        1,248	        1,643	     3,024
T. Skipwith Lewis	       *    	     1995-1997	          406	          535	       984


(1) The actual number of performance units awarded at the end of each period, if any, is not yet determinable because the number of units earned will be based on Company performance during the Performance Period as described below.

(2) For all individuals other than Dr. Carlton (whose potential award would be payable in cash under Radian International LLC's Long-Term Incentive Plan), represents the potential number of Performance Contingent Units that may be awarded to participants for the 1995-1997 Performance Period for the indicated levels of performance under the terms of the Long-Term Incentive Plan, a detailed description of which is contained in the Human Resources Committee Report on Executive Compensation on page 10. If the threshold, target or maximum goals are reached, payouts under the plan will be made in shares of Company common stock (which may be restricted shares) at the end of the Performance Period, or its corresponding cash value at that time. Awards are prorated for length of service during the Performance Period, and for varying degrees of performance between the threshold and maximum levels of performance. (For the Performance Period that ended on December 31, 1995, payouts were made as indicated in the Summary Compensation Table located on page 15).

Retirement Plans


The following table shows the estimated annual amounts payable on a life annuity basis to a participant retiring on 12/31/95 at age 65 under the Company's qualified defined benefit pension plan, as well as nonqualified supplemental pension plans that provide benefits that would otherwise be denied participants by reason of certain Internal Revenue
Code limitations on qualified plan benefits, based on compensation that is covered under the plans and years of service with the Company. All executives, other than Dr.
Carlton, participate in these plans. Dr. Carlton is a participant in the Radian International LLC plans described below. (A small portion of Mr. Kreh's annual retirement benefit as calculated pursuant to the table shown below will be paid from The Boiler Inspection and Insurance Company of Canada's retirement plan due to Mr. Kreh's initial service and earnings with that affiliate.)


	  Final               Years of Service
 Average               ----------------
Earnings	  	15  	    20   	   25  	    30   	   35
----------------------------------------------------

200,000 		46,056 	 61,408 	 76,760	  82,760 	 88,760

300,000 		70,056 	 93,408 	116,760	 125,760	 134,760

400,000 		94,056 	125,408	 156,760	 168,760	 180,760

500,000 	118,056	 157,408	 196,760	 211,760	 226,760

600,000 	142,056	 189,408	 236,760	 254,760	 272,760

700,000		166,056 	221,408 	276,760	 297,760	 318,760

800,000		190,056	 253,408 	316,760	 340,760	 364,760

900,000		214,056	 285,408	 356,760	 383,760	 410,760

Benefits payable under the Company's Retirement Plan are based on the average of the participant's highest three consecutive years of earnings in the 5-year period before retirement, and on years of service. Earnings covered under the plan include compensation listed in the Summary Compensation Table under the "Salary", "Bonus", "Restricted Stock Awards" and "LTIP Payouts" columns. (Restricted stock awards are included in the year the shares vest due to the expiration of the restricted period of time, based on the fair market value of the shares on the vesting date, as opposed to the grant date values listed in the Summary Compensation Table. Restricted stock awarded after January 1, 1994 is not included in the definition of earnings under the plan.) Credited years of service as of December 31, 1995 for the individuals named in the Summary Compensation Table (other than Dr. Carlton, who does not participate in these plans) is as follows: Mr. Kreh, 25 years; Mr. Kelley, 24 years; Mr. Downs, 23 years; Mr. Lewis, 15 years.

	In addition, the executive officers named in the Summary Compensation Table, other than Dr. Carlton, are covered under a supplemental retirement/death benefit program which is currently funded, in part, by life insurance. The Company owns the cash values and is a beneficiary under the policies. Under the terms of each of the named executives' agreements, if the executive officer should die prior to his retirement, his beneficiary will be entitled to one of the following two options that has been selected by the executive: 1) an annual death benefit equal to 50% of the executive's base salary for fifteen years; or
2) three times the executive's base salary at the time of his death. At retirement the executive is entitled to an annual retirement supplement equal to 35% of his base salary for fifteen years. Executives who entered the program prior to January 1, 1994 are entitled to choose one of the following benefits in lieu of the 35% annual retirement supplement: 1) a paid-up insurance policy equal to three times the executive's base salary; or 2) the cash value of the insurance contract used to fund the benefit.

	Dr. Carlton is covered under two supplemental executive retirement programs with Radian International LLC. Under the first program, he will receive, if he remains employed by Radian International LLC until his retirement at age 65, the total sum of $400,000 paid out over a period of ten years. Premiums paid in 1995 on Dr. Carlton's behalf for life insurance to fund this benefit were $9,087. Under the second program, Dr. Carlton will receive a target annual benefit of $159,569 if he retires on or after age 65. The benefit will be reduced if he retires prior to age 65.


Employment Arrangements

	The members of the Board of Directors believe that it is in the best interests of the stockholders for the Company to have employment agreements with each of the executive officers (and certain other key employees) to encourage them to remain in the Company's employ during the uncertain times which attend a change in control of the Company. Each of the executive officers of the Company has entered into such an agreement. The agreements obligate the officer to remain in the employment of the Company for six months following a change in control of the Company. Under the agreements, a change in control shall be deemed to have occurred if (i) any "person" is or becomes the "beneficial owner" (as such terms are defined in the Securities Exchange Act of 1934) directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company's then outstanding securities; or (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Company cease for any reason to constitute at least a majority thereof unless the nomination for election or election of each director, who was not a director at the beginning of the period, was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period. If an officer is dismissed from the Company for any reason other than retirement, disability or defalcation within the six-month period, or if an officer leaves voluntarily or is dismissed from the Company for any reason other than retirement, disability or defalcation after the six-month period, he is entitled to receive 299% of his average annualized base salary and bonuses for the five years preceding the change in control. The Company has established a trust (presently unfunded) pursuant to which payments under these agreements and certain other benefit plans will be paid in the event of a change in control.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

	There are none.

TRANSACTIONS WITH MANAGEMENT

	Fleet Financial Group (formerly Shawmut National Corporation), of which Mr. Alvord is Chairman and a director, performed various services for the Company in 1995, among which were acting as the trustee for the Company's Thrift Incentive Plan, the Retirement Plan and the Employee Stock Ownership Plan. The Company and certain of its subsidiaries also maintained various accounts with Fleet Financial Group during 1995. In the opinion of the Company, the fees for these services were comparable to those charged by other financial institutions. The Company and its subsidiaries maintain banking relationships with various other financial institutions.


PERFORMANCE GRAPH


	The following line-graph compares cumulative, five-year shareholder returns on Company common stock on an indexed basis with the S&P 500 Stock Index and the S&P 500
Property/Casualty Insurance Index, based on an initial investment on December 31, 1990 of $100.


                         1990     1991      1992     1993      1994      1995
-------------------------------------------------------------------------------

Hartford Steam Boiler    100      122.03    128.71   102.17    95.85     126.32
S&P 500                  100      130.47    140.41   154.56   156.60     215.45
S&P Property/Casualty    100      125.19    146.61   144.02   151.07     204.54


PROPOSAL 2

APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

	The Board of Directors recommends that the firm of Coopers & Lybrand LLP be appointed as independent public accountants for the Company for the year ending December 31, 1996. Coopers & Lybrand LLP has served as the Company's independent public accountants since 1965.

	Representatives of Coopers & Lybrand LLP will be present at the meeting to make a statement if they wish to do so, and will be available to respond to appropriate questions raised by stockholders.

	Unless otherwise directed, the shares represented by the enclosed proxy card will be voted for the appointment of Coopers & Lybrand LLP as independent public accountants for 1996. The affirmative vote of a majority of the votes represented at the meeting is required for approval of their appointment.

	The Board of Directors unanimously recommends a vote
FOR Proposal 2.

PROPOSAL 3

STOCKHOLDER PROPOSAL

	Ms. Linda Koza advises that she intends to present for consideration and action at the 1996 Annual Meeting the resolution set forth below. Information on the shareholdings and address of the proponent is available upon request to the Corporate Secretary of the Company.

	RESOLVED:  That the shareholders of Hartford Steam
Boiler Inspection and Insurance Co. recommend that the Board of Directors take the steps necessary to provide the election of directors ANNUALLY instead of the stagger system which exists.

Proponent's Supporting Statement

	Reasons: A great majority of New York Stock Exchange listed corporations elect all their directors each year.

	This insures greater accountability by ALL Directors to ALL shareholders each year. This insures that the Board serves shareholder interests and does not seek to preserve the status quo and its self perpetuation.

	Last year the owners of 5,195,378 shares representing
33.97% of shares represented and entitled to vote, voted FOR this proposal.

	If you AGREE, please mark FOR on your proxy for Proposal 3.

Statement in Opposition to Proposal

	The Board of Directors again recommends a vote AGAINST this proposal, which was defeated at the 1995 Annual
Meeting. Last year, 9,627,820 shares, representing 62.95% of the shares represented and entitled to vote were voted against this proposal.

	The Board of Directors firmly believes that a classified board, where approximately one-third of the directors are elected annually, is in the best interests of the Company and its stockholders. Continuity and stability in the management of Company affairs are enhanced by having directors who serve three-year rather than one-year terms. At the same time, accountability is assured by requiring that at least one third of the board must be elected each year. As a classified board, the Board can represent more effectively the interests of the Company's stockholders in a variety of circumstances, including, for example, responding to situations created by demands or actions by a minority stockholder or group, or proponents of a takeover or restructuring.

	It should be noted that adoption of this proposal would not in itself eliminate Board classification, which would require that an amendment to the Charter of the Company be presented to stockholders for action at a future stockholders' meeting. Approval of that amendment by not less than 80% of the outstanding shares entitled to vote would be required for the current system to be eliminated, unless the Board of Directors were to recommend such an amendment, in which case approval of not less than 50% of the outstanding shares entitled to vote would be required in order for the change to be made.

	The affirmative vote of a majority of the votes represented at the meeting and entitled to vote is required for approval of this proposal.

	The Board of Directors unanimously recommends a vote
AGAINST Proposal 3.


DEADLINE FOR STOCKHOLDER PROPOSALS

	Stockholders who wish to submit written proposals for possible inclusion in next year's proxy statement must make certain that they are received no later than October 30, 1996. Proposals should be sent to the Corporate Secretary, The Hartford Steam Boiler Inspection and Insurance Company, One State Street, P.O. Box 5024, Hartford, Connecticut 06102-5024.

         OTHER BUSINESS TO COME BEFORE THE MEETING

	The management does not know of any matters to be presented for consideration at the meeting other than the matters described in the Notice of Annual Meeting; but if other matters are properly presented, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their judgment. Stockholders desiring to nominate persons for election as directors or to bring other business before stockholders at the meeting must provide the appropriate written notice required by the Company's By-Laws, copies of which are available upon request to the Corporate Secretary of the Company.

           ADDITIONAL INFORMATION AVAILABLE

	THE COMPANY FILES AN ANNUAL REPORT ON FORM 10-K WITH THE SECURITIES AND EXCHANGE COMMISSION. STOCKHOLDERS MAY RECEIVE A COPY OF THE 10-K BY SENDING A WRITTEN REQUEST TO THE OFFICE OF THE TREASURER, THE HARTFORD STEAM BOILER INSPECTION AND INSURANCE COMPANY, ONE STATE STREET, P.O. BOX 5024, HARTFORD, CONNECTICUT 06102-5024.

			By Order of the Board of Directors,


			R. K. PRICE
			Corporate Secretary



	Printed on recycled paper


EDGAR APPENDIX

The following is the text of the Company's 1996 form of proxy:

THE HARTFORD STEAM BOILER INSPECTION AND INSURANCE COMPANY
ONE STATE STREET, P.O. BOX 5024, HARTFORD, CONNECTICUT 06102-5024 ANNUAL MEETING OF STOCKHOLDERS - APRIL 16, 1996

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Colin G. Campbell, John A. Powers and John
M. Washburn, Jr. each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of common stock of the Company held on record by the undersigned on February 6, 1996 at the Annual Meeting of Stockholders to be held on April 16, 1996 or any adjournment thereof, upon all matters properly coming before said Annual Meeting, including but not limited to the matters set forth on the reverse side, hereby revoking any proxy heretofore given.

IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2 AND AGAINST PROPOSAL 3.

(Important - To be signed and dated on reverse side)  SEE REVERSE SIDE

----------------------------------------------------------------------------

THIS IS YOUR PROXY.  YOUR VOTE IS IMPORTANT.

The Hartford Steam Boiler Inspection and Insurance Co.

Regardless of whether you plan to attend the Annual Meeting of Stockholders, you can be sure your shares are represented at the meeting by promptly returning your proxy in the enclosed envelope.

COMPANY HIGHLIGHTS DURING 1995

Highlights of the Company's 1995 financial results include:

*  a 21% increase in earnings per share to $3.07;
*  an 11.4% increase in total revenue to $672.2 million;
*  a 90.7 combined ratio - far better than the industry average;
*  an 8.9% margin in our Engineering Services businesses; and
*  return on equity of 19.5%.

1995 was also the 30th consecutive year that the Company increased dividends paid to stockholders.

During 1995, the Company and The Dow Chemical Company announced plans to form a new company, Radian International LLC, which began operations in January 1996 and will provide environmental, information technology, and strategic chemical management services to industries and government worldwide.

[x]Please mark votes as in this example.

The Board of Directors recommends a vote FOR proposals 1 and 2.

1.  Election of Directors
    Nominees:

    Joel B. Alvord, Richard G. Dooley, Gordon W. Kreh and Lois Dickson Rice.

    FOR ALL NOMINEES []
    WITHHELD FROM ALL NOMINEES []
    []  ------------------------
    For all nominees except as noted above

2.  Appointment of independent public accountants.

    FOR []  AGAINST []  ABSTAIN []

The Board of Directors recommends a vote AGAINST stockholder proposal 3.

3.  Stockholder proposal to eliminate staggered Board.

    FOR []  AGAINST []  ABSTAIN []

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT []

MARK HERE IF YOU HAVE MADE COMMENTS []

Please sign exactly as your name appears. If acting as attorney, executor, trustee or in other representative capacity, sign name and title. Please date proxy and return in the enclosed post-paid return envelope.

Signature:-----------------------------  Date:--------------------
Signature:-----------------------------  Date:--------------------